PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
August 2, 2017	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Second Quarter of 2017

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, August 2, 2017) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.4 million ($0.60 per diluted share) for the quarter ended June 30, 2017, compared to $2.3 million ($0.60 per diluted share) for the second quarter of 2016. For the six months ended June 30, 2017, Landmark reported net earnings of $4.6 million ($1.16 per diluted share), compared to $4.7 million ($1.23 per diluted share) in the first half of 2016. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Thursday, August 3, 2017. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through September 3, 2017, by dialing (877) 344-7529 and using conference number 10110762.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid August 30, 2017, to common stockholders of record as of the close of business on August 16, 2017.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $4.6 million in the first half of 2017 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. Net earnings increased $57,000, or 2.5%, in the second quarter of 2017 from a year earlier. Solid growth in deposits continued to drive interest-earning assets higher as of June 30, 2017 compared to December 31, 2016. During the first six months of 2017, return on average assets was 1.01% compared to 1.07% in the first six months of 2016. Return on average equity was 10.62% compared to 11.22% for the same period a year earlier. We continued to increase our capital ratios and book value per share in the first half of 2017. We are pleased with the strong performance, despite the low interest rate environment and economic uncertainties. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Second Quarter Financial Highlights

Net interest income was $6.6 million for the quarter ended June 30, 2017, an increase of $14,000, or 0.2%, from the second quarter of 2016. The increase was primarily a result of an increase of 2.0% in average interest-earning assets, from $815.1 million in the second quarter of 2016 to $831.3 million for the same period of 2017. Partially offsetting the higher average interest-earning assets was lower average balances of loans and higher rates on interest-bearing deposits and borrowings, which contributed to a decrease in our net interest margin, on a tax equivalent basis, from 3.46% in the second quarter of 2016 to 3.41% in the same period of 2017. Landmark recorded a provision for loan losses of $100,000 during second quarter of 2017 compared to $300,000 during the same period of 2016.

Total non-interest income was $4.2 million in the second quarter of 2017, an increase of $240,000, or 6.1%, compared to the same period of 2016. This change was primarily the result of a $287,000 increase in gains on sales of loans in the second quarter of 2017 as compared to the same period of 2016. Partially offsetting the increase in gains on sales of loans was a lower level of gains on sales of investment securities, $177,000 during the second quarter of 2017, compared to $285,000 in the same period of 2016.

Non-interest expense totaled $7.5 million for the second quarter of 2017, an increase of $328,000, or 4.6%, from $7.2 million for the second quarter of 2016. The increase was primarily due to increases of $194,000 in professional fees and $141,000 in compensation and benefits in the second quarter of 2017 as compared to the second quarter of 2016. The increase in professional fees included costs associated with forming a captive insurance subsidiary and an audit of our internal controls over financial reporting, which will be required for 2017 as a result of exceeding the market capitalization threshold at June 30, 2017. The increase in compensation and benefits was related to increased salaries and stock-based compensation. Partially offsetting those increases was a decline of $37,000 in federal deposit insurance premiums due to lower rates that began in the third quarter of 2016. Landmark recorded income tax expense of $742,000 in the second quarter of 2017 compared to $673,000 in the same period of 2016. The effective tax rate increased from 22.4% in the second quarter of 2016 to 23.7% in the second quarter of 2017 primarily as a result of a decrease in excess tax benefits from the exercise of stock options from $81,000 in the second quarter of 2016 to $13,000 in the same period of 2017. Income tax expense was recast for the second quarter of 2016 to reflect the early adoption of Accounting Standards Update (“ASU”) 2016-09 Stock Compensation (Topic 718).

First Half Financial Highlights

Net interest income was $12.9 million for the six months ended June 30, 2017, a decrease of $22,000, or 0.2%, from the first half of 2016. The decrease was primarily a result of lower average balances of loans and higher rates on interest-bearing deposits and borrowings, which contributed to a decrease in our net interest margin, on a tax equivalent basis, from 3.47% in the first six months of 2016 to 3.41% in the same period of 2017. Partially offsetting the decline in net interest margin was a 2.9% increase in average interest-earning assets, from $803.5 million in the first half of 2016 to $827.1 million for the same period of 2017. Landmark recorded a provision for loan losses of $150,000 during the first six months of 2017 compared to the $350,000 in the same period of 2016.

Total non-interest income was $7.8 million in the first six months of 2017, a decrease of $13,000, or 0.2%, compared to the same period of 2016. This change was primarily the result of a decline of $118,000 in gains on sales of loans, as the volume of one-to-four family residential real estate loans originated for sale in the first six months of 2017 was lower than in the same period of 2016. Partially offsetting the decline in gains on sales of loans was a higher gain on sales of investment securities during the first six months of 2017, $324,000 compared to $297,000 in the same period of 2016.

Non-interest expense totaled $14.6 million for the first six months of 2017, an increase of $227,000, or 1.6%, from $14.4 million for the same period of 2016. The increase was primarily related to increased professional fees related to costs associated with forming our captive insurance subsidiary and an audit of internal controls related to financial reporting in the first half of 2017 as compared to the same period of 2016. Partially offsetting those increases was a decline of $75,000 in federal deposit insurance premiums. Landmark recorded income tax expense of $1.4 million for the first six months of both 2017 and 2016. The effective tax rate increased from 22.4% in the first half of 2016 to 23.8% in the same period of 2017 primarily as a result of a decrease in excess tax benefits from the exercise of stock options from $197,000 in the first half of 2016 to $24,000 in the same period of 2017. Income tax expense was recast for the first six months of 2016 to reflect the early adoption of ASU 2016-09.

Balance Sheet Highlights

Total assets decreased $583,000, or 0.1%, to $910.8 million at June 30, 2017, from $911.4 million at December 31, 2016. Net loans increased $2.2 million, or 0.5%, to $422.7 million at June 30, 2017, compared to $420.5 million at year-end 2016. Investment securities increased $4.3 million, or 1.1%, to $395.2 million at June 30, 2017, from $390.9 million at December 31, 2016. Deposits increased $3.5 million, or 0.5%, to $745.0 million at June 30, 2017, compared to $741.5 million at December 31, 2016. Stockholders’ equity increased to $91.0 million (book value of $23.52 per share) at June 30, 2017, from $85.0 million (book value of $21.96 per share) at December 31, 2016. The ratio of equity to total assets increased to 10.00% at June 30, 2017, from 9.32% at December 31, 2016, and the ratio of tangible equity to tangible assets, a non-GAAP financial ratio, increased to 7.84% from 7.13% as of the same dates.

The allowance for loan losses totaled $5.3 million, or 1.24% of gross loans outstanding, at June 30, 2017, compared to $5.3 million, or 1.26% of gross loans outstanding, at December 31, 2016. Non-performing loans decreased to $2.5 million, or 0.59% of gross loans, at June 30, 2017, from $2.7 million, or 0.64% of gross loans, at December 31, 2016. Landmark recorded net loan charge-offs of $168,000 during the first six months of 2017 compared to $620,000 during the same period of 2016.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30, 2017	December 31, 2016
ASSETS:
Cash and cash equivalents	$10,594	$19,996
Investment securities	395,192	390,862
Loans, net	422,739	420,461
Loans held for sale	9,758	5,517
Premises and equipment, net	19,938	20,407
Bank owned life insurance	18,550	18,314
Goodwill	17,532	17,532
Other intangible assets, net	3,802	3,986
Other assets	12,694	14,307
TOTAL ASSETS	$910,799	$911,382

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$745,022	$741,521
Federal Home Loan Bank and other borrowings	63,831	72,867
Other liabilities	10,911	12,043
Total liabilities	819,764	826,431
Stockholders’ equity	91,035	84,951
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$910,799	$911,382

LOANS (unaudited):

One-to-four family residential real estate	$138,932	$136,847
Construction and land	16,557	13,737
Commercial real estate	116,600	118,201
Commercial	51,631	54,506
Agriculture	79,310	78,324
Municipal	3,593	3,883
Consumer	21,403	20,271
Net deferred loan costs and loans in process	39	36
Allowance for loan losses	(5,326)	(5,344)
Loans, net	$422,739	$420,461

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$2,545	$2,746
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	1,004	1,279
Total non-performing assets	$3,549	$4,025

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	1.00%	0.18%
Total non-performing loans to gross loans outstanding	0.59%	0.64%
Total non-performing assets to total assets	0.39%	0.44%
Allowance for loan losses to gross loans outstanding	1.24%	1.26%
Allowance for loan losses to total non-performing loans	209.27%	194.61%
Equity to total assets	10.00%	9.32%
Tangible equity to tangible assets (1)	7.84%	7.13%
Book value per share	$23.52	$21.96

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders’ equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Interest income:
Loans	$5,280	$5,345	$10,334	$10,547
Investment securities and other	2,176	2,027	4,310	3,999
Total interest income	7,456	7,372	14,644	14,546

Interest expense:
Deposits	394	287	732	564
Borrowed funds	486	523	968	1,016
Total interest expense	880	810	1,700	1,580

Net interest income	6,576	6,562	12,944	12,966
Provision for loan losses	100	300	150	350
Net interest income after provision for loan losses	6,476	6,262	12,794	12,616

Non-interest income:
Fees and service charges	1,917	1,847	3,632	3,576
Gains on sales of loans, net	1,692	1,405	3,081	3,199
Bank owned life insurance	119	145	236	265
Gains on sales of investment securities, net	177	285	324	297
Other	283	266	556	505
Total non-interest income	4,188	3,948	7,829	7,842

Non-interest expense:
Compensation and benefits	3,918	3,777	7,675	7,578
Occupancy and equipment	1,097	1,055	2,121	2,111
Data processing	337	346	667	657
Amortization of intangibles	328	331	626	668
Professional fees	476	282	766	501
Advertising	166	166	332	332
Federal deposit insurance premiums	73	110	145	220
Foreclosure and real estate owned expense	49	51	101	116
Other	1,095	1,093	2,167	2,190
Total non-interest expense	7,539	7,211	14,600	14,373

Earnings before income taxes	3,125	2,999	6,023	6,085
Income tax expense (1)	742	673	1,435	1,366
Net earnings (1)	$2,383	$2,326	$4,588	$4,719

Net earnings per share (1) (2)
Basic	$0.62	$0.61	$1.19	$1.25
Diluted	0.60	0.60	1.16	1.23

Shares outstanding at end of period (2)	3,871,045	3,801,702	3,871,045	3,801,702

Weighted average common shares outstanding - basic (2)	3,870,564	3,794,355	3,870,183	3,764,497
Weighted average common shares outstanding - diluted (1) (2)	3,950,651	3,885,677	3,949,269	3,854,248

OTHER DATA (unaudited):

Return on average assets (3)	1.04%	1.04%	1.01%	1.07%
Return on average equity (3)	10.78%	10.86%	10.62%	11.22%
Return on average tangible equity (3) (4)	14.21%	14.52%	14.09%	15.11%
Net interest margin (3) (5)	3.41%	3.46%	3.41%	3.47%

(1) Income tax expense, net earnings, diluted weighted average common shares outstanding and earnings per share for the periods ended June 30, 2016 have been recast to reflect the early adoption of Accounting Standards Update 2016-09 in the fourth quarter of 2016.

(2) Share and per share values at or for the periods ended June 30, 2016 have been adjusted to give effect to the 5% stock dividend paid during December 2016.

(3) Information for the three and six months ended June 30 is annualized.

(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders’ equity reduced by average goodwill and average other intangible assets, net.

(5) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.